For Immediate Release



                PHYSICIAN COMPUTER NETWORK, INC.
               SIGNS $110 MILLION CREDIT AGREEMENT

          FINANCING AVAILABLE FOR ACQUISITION STRATEGY


Morris Plains, N.J. (September 11, 1997) - Physician Computer Network, Inc. (NASDAQ: PCNI) announced today that the company has established a revolving credit facility of $110,000,000 with a group of banks and financial institutions. The term of the agreement is four years.

The facility is available to provide financing for acquisitions, working capital and general corporate purposes. Lehman
Commercial Paper, Inc. is the arranger and syndication agent, and Fleet Bank, N.A. is the administrative agent for the facility.

Jack Mortell, Executive Vice President and Chief Operating
Officer of PCN stated, "We are pleased that based on our financial profile, which is virtually debt-free, we are able to have this $110 million facility made available to us. We plan to continue our successful acquisition strategy, which has resulted in ten (10) acquisitions over the last four years.

Physician Computer Network is a leader in developing, marketing and supporting practice management software products for physicians. The software is designed to link its current installed base of approximately 98,000 office-based physicians with hospitals, clinical laboratories, managed care providers, Blue Cross/Blue Shield and Medicare and Medicaid intermediaries.